April 24, 2014

Dejour Energy Inc.
598-999 Canada Place
Vancouver, BC
V6C 3E1

Consent of Independent Petroleum Engineers

We hereby consent to the use and reference to our name and reports evaluating a portion of Dejour

Energy Inc.’s petroleum and natural gas reserves as of December 31, 2013, and the information derived from our reports, as described or incorporated by reference in: (i) Dejour Energy Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013, (ii) Dejour Energy Inc.’s Registration Statement on Form F-3 (File No. 333-183587), and (iii) Dejour Energy Inc.’s Registration Statements on Form S-8 (Files No. 333-179540 and 333-156772), filed with the United States Securities and Exchange Commission.

Sincerely,

GUSTAVSON ASSOCIATES, LLC

Dated: April 24, 2014
Boulder, Colorado
USA

5757 Central Ave.     Suite D     Boulder, Co. 80301 USA      1-303-443-2209      FAX 1-303-443-3156      http:/ / www.gustavson.com